As filed with the Securities and Exchange Commission on October 25, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

CareMax, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	85-099222 (IRS Employer Identification No.)

1000 NW 57 Court, Suite 400
Miami, FL 33126
(Address of Principal Executive Offices)

CareMax, Inc. 2021 Long-Term Incentive Plan
(Full title of the plan)

Carlos A. de Solo

Chief Executive Officer

CareMax, Inc.

1000 NW 57 Court, Suite 400

Miami, FL 33126
(Name and address of agent for service)

(786) 360-4768
(Telephone number, including area code, of agent for service)

Copies to:

Kevin Wirges Chief Financial Officer CareMax, Inc. 1000 NW 57 Court, Suite 400 Miami, FL 33126 (786) 360-4768	Joshua M. Samek, Esq. DLA Piper LLP (US) 200 South Biscayne Boulevard Suite 2500 Miami, Florida 33131-5341 (305) 423-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. 

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Class A common stock, $0.0001 par value per share (“Common Stock”), to be issued under the CareMax, Inc. 2021 Long-Term Incentive Plan	7,000,000	$7.86	$55,020,000	$5,100.35

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock of CareMax, Inc. (the “Registrant”) which become issuable under the CareMax, Inc. 2021 Long-Term Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock. In addition, if any awards under the Plan are forfeited, expire or otherwise terminate without issuance of the underlying shares of Common Stock, or any award is settled for cash, or otherwise does not result in the issuance of all or a portion of the shares of Common Stock underlying such award, the shares of Common Stock underlying those awards, shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for delivery with respect to awards under the Plan; provided, however, that shares of Common Stock tendered or withheld to pay the exercise price for any award or to pay taxes relating to any award, or that are not issued upon settlement of an award due to a net settlement, shall not again be available for delivery with respect to awards under the Plan.
(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) of the Securities Act on the basis of the average of the high and low price of a share of Common Stock as reported by The Nasdaq Stock Market LLC on October 19, 2021.

Part I.
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information

Item 2. Registrant Information and Employee Plan Annual Information*

* The documents containing the information specified in this Part I will be sent or given to participants of the CareMax, Inc. 2021 Long-Term Incentive Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 1.
Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission, are hereby incorporated by reference into this registration statement:

(a)
The Registrant's prospectus dated July 15, 2021 pursuant to Rule 424(b) under the Securities Act relating to the registration statement on Form S-1 (File No. 333-257574), which contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed;
(b)
The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, filed with the Commission on May 24, 2021 and August 18, 2021 (as amended on August 26, 2021), respectively;
(c)
The Registrant’s Current Reports on Form 8-K filed with the Commission on April 28, 2021, May 27, 2021, June 9, 2021, June 14, 2021, June 21, 2021, July 7, 2021, July 13, 2021, September 2, 2021, September 7, 2021, September 20, 2021 and October 6, respectively;
(d)
The description of the Registrant’s Class A common stock, par value $0.0001 per share, contained in the registration statement on Form 8-A (Registration No. 001-39391) filed with the Commission on July 16, 2020 and amended on June 9, 2021, and any amendments to such registration statement filed subsequently thereto, including all amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (not including any information furnished under Items 2.02, 7.01 or 9.01 of Form 8-K, which information is not incorporated by reference herein) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part of this registration statement from the date of filing of such documents. Any statement contained in a document incorporated herein by reference will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities being registered hereunder is being passed upon for us by DLA Piper LLP (US), Miami, Florida.

Item 6. Indemnification of Directors and Officers.

The third amended and restated certificate of incorporation of the Registrant, dated June 8, 2021 (the “Amended and Restated Charter”) contains provisions that limit the liability of the Registrant’s directors for monetary damages to the fullest extent permitted by the laws of the State of Delaware. Consequently, the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•
any transaction from which the director derived an improper personal benefit;

•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•
unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the General Corporation Law of the State of Delaware; and
•
any breach of the director’s duty of loyalty to the Registrant or to its stockholders.

The Amended and Restated Charter and the amended and restated bylaws of the Registrant, dated June 8, 2021 (the “Amended and Restated Bylaws”), provide that the Registrant is required to indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law. The Amended and Restated Charter and the Amended and Restated Bylaws also provide that the Registrant is obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether the Registrant would otherwise be permitted to indemnify him or her under the laws of the State of Delaware.

Additionally, the Registrant has entered into indemnification agreements with each of its directors and executive officers, which provide for indemnification and advancements of certain expenses and costs if the basis of the indemnitee’s involvement in a matter was by reason of the fact that the indemnitee is or was a director, officer, employee or agent of the Registrant or any of its subsidiaries or was serving at the Registrant’s request in an official capacity for another entity, in each case to the fullest extent permitted by the laws of the State of Delaware.

The limitation of liability and indemnification provisions in the Amended and Restated Charter and our Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against the Registrant’s directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and officers, even though an action, if successful, might benefit the Registrant and its stockholders.

The Registrant also maintains standard policies of insurance under which coverage is provided to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item. 8 Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX
Exhibit Number	Description
4.1

Third Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to the Registrant’s Amendment No. 1 to the Registration Statement on Form 8-A (File No. 001-39391) filed by the Registrant with the Commission on June 9, 2021).

4.2

Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.2 to the Registrant’s Amendment No. 1 to the Registration Statement on Form 8-A (File No. 001-39391) filed by the Registrant with the Commission on June 9, 2021).

5.1	Opinion of DLA Piper LLP (US).
10.1	CareMax, Inc. 2021 Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K (File No. 001-39391), filed with the Commission on June 14, 2021).
10.2	CareMax, Inc. Form of Nonstatutory Stock Option Agreement under the CareMax, Inc. 2021 Long-Term Incentive Plan.
10.3	CareMax, Inc. Form of Restricted Stock Units Agreement under the CareMax, Inc. 2021 Long-Term Incentive Plan.
10.4	CareMax, Inc. Form of Incentive Stock Option Agreement under the CareMax, Inc. 2021 Long-Term Incentive Plan.
10.5	CareMax, Inc. Form of Restricted Stock Agreement under the CareMax, Inc. 2021 Long-Term Incentive Plan.
23.1	Consent of WithumSmith+Brown, PC. independent registered accounting firm for Deerfield Healthcare Technology Acquisitions Corp.
23.2	Consent of WithumSmith+Brown, PC. independent registered accounting firm for CareMax Medical Group, LLC.
23.3	Consent of WithumSmith+Brown, PC. independent registered accounting firm for Interamerican Medical Center Group, LLC.
23.4	Consent of DLA Piper LLP (US) (contained in its opinion filed as Exhibit 5.1 hereto).
24.1	Power of Attorney (contained on the signature pages of this registration statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on this 25th day of October, 2021.

CareMax, Inc.

By: /s/ Carlos A. de Solo

Name: Carlos A. de Solo

Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Carlos A. de Solo and Kevin Wirges such person’s true and lawful attorney-in-fact, each acting alone, with full powers of substitution and resubstitution, with authority to execute in the name of each such person, and to file with the Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate. Pursuant to the requirements of the Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Carlos A. de Solo Carlos A. de Solo	President, Chief Executive Officer and Director (Principal Executive Officer)	October 25, 2021
/s/ Kevin Wirges Kevin Wirges	Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	October 25, 2021
/s/ Richard Barasch Richard Barasch	Executive Chair of the Board of Directors	October 25, 2021
/s/ Jose R. Rodriguez Jose R. Rodriguez	Lead Independent Director	October 25, 2021
/s/ Beatriz Assapimonwait Beatriz Assapimonwait	Director	October 25, 2021
/s/ Dr. Jennifer Carter Jennifer Carter	Director	October 25, 2021
/s/ Bryan Cho Bryan Cho	Director	October 25, 2021
/s/ Dr. Vincent Omachonu Dr. Vincent Omachonu	Director	October 25, 2021
/s/ Hon. Dr. David J. Shulkin Hon. Dr. David J. Shulkin	Director	October 25, 2021
/s/ Randy Simpson Randy Simpson	Director	October 25, 2021